Exhibit 99.1

ACL SEMICONDUCTORS ANNOUNCES SECOND QUARTER RESULTS

Revenue improves by 42.6% Net Income increases 326.7%

Hong Kong--(BUSINESS WIRE)—August 15, 2008—ACL Semiconductors, Inc. (OTCBB:ACLO-News), today announced its financial results for the quarter ending June 30, 2008.

The company reported sales for the quarter ending June 30, 2008 of $45.2 million compared with $31.7 million for the second quarter ending June 30, 2007, an increase of 42.6% over the comparable period. Gross profit improved to $1.4 million for the quarterly period an increase of 173.3% over the prior year. EBITDA for the second quarter was $0.7 million versus $0.1 million for the same period in 2007, an increase of 513.9% . The company reported a 326.7% increase in net income for the second quarter to $0.4 million compared with a loss of $0.2 million for the second quarter of 2007.

In announcing the results, Chairman and CEO Alan Yang stated, “The financial performance for the second quarter is our most successful second quarter report since we became a publicly traded company in 2003. Our triple digit gain in net profit over the prior years’ quarterly results is a significant accomplishment and not only underscores the company’s improvement in gross and net margins, but sets a trend of growth and profit that we expect to continue throughout the rest of the year.”

About the ACL Semiconductors Inc.

ACL Semiconductors Inc. (“ACL”) is a principal distributor of memory products including DRAM and Flash for Samsung Electronics Co. Ltd. in Hong Kong and Southern China since 1991. ACL is now one of the largest and most successful distributors for memory products in Asia. The company has achieved annual sales in excess of one hundred million dollars since 2004. ACL has been in business in Asia for the past 18 years and, during that time, has evolved as an integral part of southern China’s development while serving the OEM and ODM manufacturing base for GPS, mobile phone, UMPC, ePC, Wi-Fi products, laptop computer, server, router, workstation, desktop computer, PDA, digital camera, MP3 player, USB drive and other consumer electronics worldwide. The company has more than 200 customers in Hong Kong and southern China. ACL trades on the OTCBB under the symbol, ACLO.

Safe Harbor Act Notice

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “plan,” “confident that,” “believe,” “scheduled,” “expect,” or “intend to,” and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the company’s products, general acceptance of the company’s products and technologies, competitive factors, timing, and other risks described in the company’s SEC reports and filings. Third-party statements contained herein and information contained on any third-party Web site are not endorsed by or adopted by ACL Semiconductors, nor have ACL Semiconductors or its affiliates verified their accuracy.

Contact:
ACL Semiconductors, Inc.
Kenneth Chan, 011-852-2246-9090
Kenneth@atlantic.com.hk
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Source: ACL Semiconductors, Inc.